Exhibit 99.1
News Release
Contact:
Investor Relations            Media Relations
Greg Ketron                Samuel Wang
(203) 585-6291             (203) 585-2933

Synchrony Financial Announces Quarterly Common Stock Dividend of $0.13 Per Share and $952 Million Share Repurchase Program
Company also Declares Third Quarter Dividend for Common Stock

STAMFORD, Conn. - July 7, 2016 - Synchrony Financial (NYSE: SYF) announced today that its Board of Directors has approved a quarterly cash dividend of $0.13 per share of common stock and a share repurchase program of up to $952 million for the four quarters ending June 30, 2017. The company expects to make share repurchases from time to time subject to market conditions and other factors, including legal and regulatory restrictions and required approvals.

The Board of Directors also declared a quarterly cash dividend of $0.13 per share of common stock, payable on August 25, 2016 to holders of record at the close of business on August 12, 2016.

About Synchrony Financial
Synchrony Financial (NYSE: SYF) is one of the nation’s premier consumer financial services companies. Our roots in consumer finance trace back to 1932, and today we are the largest provider of private label credit cards in the United States based on purchase volume and receivables.* We provide a range of credit products through programs we have established with a diverse group of national and regional retailers, local merchants, manufacturers, buying groups, industry associations and healthcare service providers to help generate growth for our partners and offer financial flexibility to our customers. Through our partners’ over 350,000 locations across the United States and Canada, and their websites and mobile applications, we offer our customers a variety of credit products to finance the purchase of goods and services. Synchrony Financial (formerly GE Capital Retail Finance) offers private label and co-branded Dual Card™ credit cards, promotional financing and installment lending, loyalty programs and FDIC-insured savings products through Synchrony Bank. More information can be found at www.synchronyfinancial.com, facebook.com/SynchronyFinancial, www.linkedin.com/company/synchrony-financial and twitter.com/SYFNews.
*Source: The Nilson Report (May 2016, Issue # 1087) - based on 2015 data.